Exhibit 99.1

Amicus Therapeutics Announces Second Quarter 2025
Financial Results and Corporate Updates

Q2 2025 Total Revenue of $154.7M, up 18% at CER

Galafold® Q2 Revenue of $128.9M, up 12% at CER

Pombiliti® + Opfolda® Q2 Revenue of $25.8M, up 58% at CER

Reiterating 2025 Financial Guidance including GAAP Profitability During H2 2025

Conference Call and Webcast Today at 8:30 a.m. ET

PRINCETON, NJ, July 31, 2025 – Amicus Therapeutics (Nasdaq: FOLD), a patient-dedicated global biotechnology company focused on developing and commercializing novel medicines for rare diseases, today announced financial results for the quarter ended June 30, 2025.

"We delivered strong second quarter growth of 18%, marking the seventeenth consecutive quarter of double-digit gains at CER and reflecting excellent commercial execution for both Galafold and Pombiliti + Opfolda. Looking ahead, we expect Galafold to continue its growth trajectory, fueled by underlying patient demand, and Pombiliti + Opfolda to gain momentum with new patient starts across the U.S. and other key markets. Our collaboration with Dimerix on DMX-200 for FSGS is also progressing well, with the pivotal Phase 3 study expected to complete enrollment by year-end. Building on the performance of our two commercial therapies, we are firmly positioned to reach GAAP profitability in the second half of 2025 and to drive continued growth and patient benefit well into the future," said Bradley Campbell, President and Chief Executive Officer of Amicus Therapeutics, Inc. “With our unique, leverageable capabilities, the underlying momentum in our business and the significant remaining unmet patient need across markets in Fabry and Pompe diseases, Amicus anticipates exceeding $1 billion in total revenue in 2028 and furthering our position as a leading rare disease focused biotechnology company.”

Second Quarter 2025 Financial Highlights:

•	Total revenues for the second quarter 2025 were $154.7 million, reflecting strong operational growth measured at constant exchange rates (CER)[1] of 18% and a currency tailwind of $5 million or 4%.

(in thousands)	Three Months Ended June 30,		Year over Year % Growth		Six Months Ended June 30,		Year over Year % Growth
	2025	2024	Reported	at CER[1]	2025	2024	Reported	at CER[1]
Galafold®	$128,872	$110,817	16%	12%	$233,116	$210,176	11%	9%
Pombiliti® + Opfolda®	$25,816	$15,852	63%	58%	$46,821	$26,896	74%	72%
Net Product Revenues	$154,688	$126,669	22%	18%	$279,937	$237,072	18%	16%

•	Galafold (migalastat) net product sales for the second quarter 2025 were $128.9 million, representing a year-over-year increase of 16%, or 12% at CER[1], driven by continued commercial execution in all markets, net new patient starts, and strong compliance.

•	Pombiliti (cipaglucosidase alfa-atga) + Opfolda (miglustat) net product sales for the second quarter 2025 were $25.8 million, representing a year-over-year increase of 63%, or 58% at CER[1], driven by high commercial demand and new launches in five countries.

•	Total GAAP operating expenses, which include the upfront payment of $30 million for the U.S. licensing agreement of DMX-200, of $148.9 million for the second quarter 2025 increased by 48% as compared to $100.4 million for the second quarter 2024. Total non-GAAP operating expenses[2], which also include the upfront payment of $30 million for the U.S. licensing agreement of DMX-200, were up 56% to $127.8 million for the second quarter 2025 as compared to $82.1 million for the second quarter 2024.

•	GAAP net loss was $24.4 million, or $0.08 loss per share basic and diluted, for the second quarter 2025, compared to a net loss of $15.7 million, or $0.05 per share basic and diluted, for the second quarter 2024. Non-GAAP net income[2,3] was $1.9 million, or $0.01 per share basic and diluted, for the second quarter 2025, compared to non-GAAP net income of $18.5 million, or $0.06 per share basic and diluted, for the second quarter 2024.

•	Cash, cash equivalents, and marketable securities totaled $231.0 million at June 30, 2025 as compared to $249.9 million at December 31, 2024. Current cash position reflects the $30 million upfront payment in the second quarter for the U.S. licensing agreement of DMX-200.

Corporate Updates:

•	Pombiliti + Opfolda regulatory approval granted in Japan for adult LOPD patients in June. The Company also continues to anticipate additional reimbursement agreements throughout the year and remains on track for up to 10 new launch countries in 2025.

•	New analysis of data from the ERT-experienced cohort of the PROPEL study of cipaglucosidase alfa + miglustat published in Muscle and Nerve. As previously announced, in this new publication, based on a within group effect-size analysis, subjects who switched from alglucosidase alfa to cipaglucosidase alfa + miglustat achieved improvements or stability in most of the outcomes measured.

•	ACTION3 Study of DMX-200 is on track for full enrollment by end of year. As announced in May, Amicus entered into a licensing agreement with Dimerix for exclusive rights for the U.S. commercialization of their Phase 3 asset, DMX-200. DMX-200 is a first in class treatment for FSGS, a rare and fatal kidney disease with no approved therapies and significant market potential. The ACTION3 study, being funded and executed by Dimerix, is on track for full enrollment by end of the year.

2025 Financial Guidance

Amicus reiterates its financial guidance for 2025, as follows:

Total Revenue Growth[1]	15% to 22%
Galafold Revenue Growth[1]	10% to 15%
Pombiliti + Opfolda Revenue Growth[1]	50% to 65%
Gross Margin	Mid 80%
Non-GAAP Operating Expenses[4]	$380M to $400M	(Incl. $30M Upfront License Payment)
GAAP Net Income	Positive during H2 2025

1 In order to illustrate underlying performance, Amicus discusses its results in terms of constant exchange rate (CER) growth. This represents growth calculated as if the exchange rates had remained unchanged from those used in the comparative period.

2 Full reconciliation of GAAP results to the Company’s non-GAAP adjusted measures for all reporting periods appear in the tables to this press release.

3 Amicus defines non-GAAP Net (Loss) Income as GAAP Net (Loss) Income excluding the impact of share-based compensation expense, changes in fair value of contingent consideration, loss on impairment of assets, depreciation and amortization, acquisition related income (expense), loss on extinguishment of debt, restructuring charges and income taxes.

4 A reconciliation of the differences between the non-GAAP expectation and the corresponding GAAP measure is not available without unreasonable effort due to high variability, complexity, and low visibility as to the items that would be excluded from the GAAP measure.

Conference Call and Webcast

Amicus Therapeutics will host a conference call and audio webcast today, July 31, 2025, at 8:30 a.m. ET to discuss the second quarter 2025 financial results and corporate updates. Participants and investors interested in accessing the call by phone will need to register using the online registration form. After registering, all phone participants will receive a dial-in number along with a personal PIN to access the event.

A live audio webcast and related presentation materials can also be accessed via the Investors section of the Amicus Therapeutics corporate website at ir.amicusrx.com. Web participants are encouraged to register on the website 15 minutes prior to the start of the call. An archived webcast and accompanying slides will be available on the Company's website shortly after the conclusion of the live event.

About Galafold

Galafold® (migalastat) 123 mg capsules is an oral pharmacological chaperone of alpha-Galactosidase A (alpha-Gal A) for the treatment of Fabry disease in adults who have amenable galactosidase alpha gene (GLA) variants. In these patients, Galafold works by stabilizing the body’s own dysfunctional enzyme so that it can clear the accumulation of disease substrate. Globally, Amicus Therapeutics estimates that approximately 35 to 50 percent of people living with Fabry disease may have amenable GLA variants, though amenability rates within this range vary by geography. Galafold is approved in more than 40 countries around the world, including the U.S., EU, U.K., and Japan.

U.S. INDICATIONS AND USAGE

Galafold is indicated for the treatment of adults with a confirmed diagnosis of Fabry disease and an amenable galactosidase alpha gene (GLA) variant based on in vitro assay data.

This indication is approved under accelerated approval based on reduction in kidney interstitial capillary cell globotriaosylceramide (KIC GL-3) substrate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trials.

U.S. IMPORTANT SAFETY INFORMATION

ADVERSE REACTIONS: The most common adverse reactions reported with Galafold (≥10%) were headache, nasopharyngitis, urinary tract infection, nausea and pyrexia. USE IN SPECIFIC POPULATIONS: There is insufficient clinical data on Galafold use in pregnant women to inform a drug-associated risk for major birth defects and miscarriage. Advise women of the potential risk to a fetus. It is not known if Galafold is present in human milk. Therefore, the developmental and health benefits of breastfeeding should be considered along with the mother’s clinical need for Galafold and any potential adverse effects on the breastfed child from Galafold or from the underlying maternal condition. Galafold is not recommended for use in patients with severe renal impairment or end-stage renal disease requiring dialysis. The safety and effectiveness of Galafold have not been established in pediatric patients. To report Suspected Adverse Reactions, contact Amicus Therapeutics at 1-877-4AMICUS or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch. For additional information about Galafold, including the full U.S. Prescribing Information, please visit https://www.amicusrx.com/pi/Galafold.pdf.

About Pombiliti + Opfolda

Pombiliti + Opfolda, is a two-component therapy that consists of cipaglucosidase alfa-atga, a bis-M6P-enriched rhGAA that facilitates high-affinity uptake through the M6P receptor while retaining its capacity for processing into the most active form of the enzyme, and the oral enzyme stabilizer, miglustat, that’s designed to reduce loss of enzyme activity in the blood.

U.S. INDICATIONS AND USAGE

POMBILITI in combination with OPFOLDA is indicated for the treatment of adult patients with late-onset Pompe disease (lysosomal acid alpha-glucosidase [GAA] deficiency) weighing ≥40 kg and who are not improving on their current enzyme replacement therapy (ERT).

SAFETY INFORMATION

HYPERSENSITIVITY REACTIONS INCLUDING ANAPHYLAXIS: Appropriate medical support measures, including cardiopulmonary resuscitation equipment, should be readily available. If a severe hypersensitivity reaction occurs, POMBILITI should be discontinued immediately and appropriate medical treatment should be initiated. INFUSION-ASSOCIATED REACTIONS (IARs): If severe IARs occur, immediately discontinue POMBILITI and initiate appropriate medical treatment. RISK OF ACUTE CARDIORESPIRATORY FAILURE IN SUSCEPTIBLE PATIENTS: Patients susceptible to fluid volume overload, or those with acute underlying respiratory illness or compromised cardiac or respiratory function, may be at risk of serious exacerbation of their cardiac or respiratory status during POMBILITI infusion. See PI for complete Boxed Warning. CONTRAINDICATION: POMBILITI in combination with Opfolda is contraindicated in pregnancy. EMBRYO-FETAL TOXICITY: May cause embryo-fetal harm. Advise females of reproductive potential of the potential risk to a fetus and to use effective contraception during treatment and for at least 60 days after the last dose. Adverse Reactions: Most common adverse reactions ≥ 5% are headache, diarrhea, fatigue, nausea, abdominal pain, and pyrexia. Please see full PRESCRIBING INFORMATION, including BOXED WARNING, for POMBILITI (cipaglucosidase alfa-atga) LINK and full PRESCRIBING INFORMATION for OPFOLDA (miglustat) LINK.

About Amicus Therapeutics

Amicus Therapeutics (Nasdaq: FOLD) is a global, patient-dedicated biotechnology company focused on discovering, developing and delivering novel high-quality medicines for people living with rare diseases. With extraordinary patient focus, Amicus Therapeutics is committed to advancing and expanding a pipeline of cutting-edge, first- or best-in-class medicines for rare diseases. For more information please visit the company’s website at www.amicusrx.com, and follow on X and LinkedIn.

Non-GAAP Financial Measures

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These adjusted financial measures are non-GAAP measures and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We use these non-GAAP measures as key performance measures for the purpose of evaluating operational performance and cash requirements internally. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways. When we provide our expectation for non-GAAP operating expenses and profitability on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectation and the corresponding GAAP measure generally is not available without unreasonable effort due to potentially high variability, complexity and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains or losses. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

Forward Looking Statement

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 relating to the prospects and timing of the potential regulatory and pricing approval of our products, commercialization plans, manufacturing and supply plans, financing plans, the collaboration with Dimerix, and the projected revenues and cash position for the Company. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. Any or all of the forward-looking statements in this press release may turn out to be wrong and can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. For example, statements regarding the goals, progress, timing, and outcomes of discussions with regulatory authorities and pricing and reimbursement authorities, are based on current information. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in our business, including, without limitation: the potential that regulatory authorities may not grant or may delay approval for our product candidates; the potential that required regulatory inspections may be delayed or not be successful and delay or prevent product approval; the potential that we may not be successful in negotiations with pricing and reimbursement authorities; the potential that we may not be successful in commercializing Galafold and/or Pombiliti and Opfolda in Europe, the UK, the US and other geographies; the potential that the Dimerix license agreement for of DMX-200 may not be successful, including without limitation expectations of the timing of Phase 3 clinical trial evaluating DMX-200; the likelihood of success of such clinical trial; the prospects for FDA approval of DMX-200 for FSGS or other indications; the estimated prevalence of FSGS; the achievement of any milestone and timing of any payments associated with milestones and the success of any efforts to commercialize DMX-200, including any projections of future financial performance or payments; the potential that we may not be able to manufacture or supply sufficient commercial products; and the potential that we will need additional funding to complete the manufacturing and commercialization of our products. With respect to statements regarding corporate financial guidance and financial goals and the expected attainment of such goals and projections of the Company's revenue, non-GAAP profitability and cash position, actual results may differ based on market factors and the Company's ability to execute its operational and budget plans. In addition, all forward-looking statements are subject to other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Report on Form 10-Q to be filed today. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

CONTACT:

Investors:

Amicus Therapeutics

Andrew Faughnan

Vice President, Investor Relations

afaughnan@amicusrx.com

(609) 662-3809

Media:

Amicus Therapeutics

Diana Moore

Head of Global Corporate Affairs and Communications

dmoore@amicusrx.com

(609) 662-5079

FOLD-G

TABLE 1

Amicus Therapeutics, Inc.

Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net product sales	$154,688	$126,669	$279,937	$237,072
Cost of goods sold	15,217	11,261	26,915	24,828
Gross profit	139,471	115,408	253,022	212,244
Operating expenses:
Research and development	60,848	24,683	88,687	53,012
Selling, general, and administrative	84,543	73,576	176,370	161,605
Restructuring charges	—	—	—	6,045
Loss on impairment of assets	1,702	—	1,702	—
Depreciation and amortization	1,852	2,182	3,689	4,336
Total operating expenses	148,945	100,441	270,448	224,998
Loss from operations	(9,474)	14,967	(17,426)	(12,754)
Other expense:
Interest income	843	1,370	1,655	2,910
Interest expense	(11,565)	(12,512)	(23,020)	(24,948)
Other income (expense)	1,015	(3,717)	1,565	(8,683)
Loss before income tax	(19,181)	108	(37,226)	(43,475)
Income tax expense	(5,239)	(15,805)	(8,880)	(20,641)
Net loss attributable to common stockholders	$(24,420)	$(15,697)	$(46,106)	$(64,116)
Net loss attributable to common stockholders per common share — basic and diluted	$(0.08)	$(0.05)	$(0.15)	$(0.21)
Weighted-average common shares outstanding — basic and diluted	308,254,256	303,773,922	307,972,054	303,336,787

TABLE 2

Amicus Therapeutics, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$158,702	$213,752
Investments in marketable securities	72,296	36,194
Accounts receivable	105,849	101,099
Inventories	154,875	118,782
Prepaid expenses and other current assets	46,285	34,909
Total current assets	538,007	504,736
Operating lease right-of-use assets, net	21,988	22,278
Property and equipment, less accumulated depreciation of $30,991 and $28,775 at June 30, 2025 and December 31, 2024, respectively	28,570	29,383
Intangible assets, less accumulated amortization of $7,430 and $5,802 at June 30, 2025 and December 31, 2024, respectively	15,570	17,198
Goodwill	197,797	197,797
Other non-current assets	13,371	13,641
Total Assets	$815,303	$785,033
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$13,893	$12,947
Accrued expenses and other current liabilities	145,144	127,300
Operating lease liabilities	8,610	8,455
Total current liabilities	167,647	148,702
Long-term debt	391,322	390,111
Operating lease liabilities	43,383	45,078
Other non-current liabilities	8,647	7,097
Total liabilities	610,999	590,988
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 500,000,000 shares authorized, 308,064,329 and 299,041,653 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	3,016	2,944
Common stock in treasury, at cost; 7,390 shares as of June 30, 2025	(71)	—
Additional paid-in capital	2,956,839	2,926,115
Accumulated other comprehensive income (loss):
Foreign currency translation adjustment	30,935	5,302
Unrealized loss on available-for-sale securities	(129)	(207)
Warrants	—	71
Accumulated deficit	(2,786,286)	(2,740,180)
Total stockholders’ equity	204,304	194,045
Total Liabilities and Stockholders’ Equity	$815,303	$785,033

TABLE 3

Amicus Therapeutics, Inc.

Reconciliation of Non-GAAP Financial Measures

(in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Total operating expenses - as reported GAAP	$148,945	$100,441	$270,448	$224,998
Research and development:
Share-based compensation	2,393	3,061	6,397	7,932
Selling, general and administrative:
Share-based compensation	15,166	13,136	36,334	39,068
Loss on impairment of assets	1,702	—	1,702	—
Restructuring Charges	—	—	—	6,045
Depreciation and amortization	1,852	2,182	3,689	4,336
Total operating expense adjustments to reported GAAP	21,113	18,379	48,122	57,381
Total operating expenses - as adjusted	$127,832	$82,062	$222,326	$167,617

TABLE 4

Amicus Therapeutics, Inc.

Reconciliation of Non-GAAP Financial Measures

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
GAAP net loss	$(24,420)	$(15,697)	$(46,106)	$(64,116)
Share-based compensation	17,559	16,197	42,731	47,000
Depreciation and amortization	1,852	2,182	3,689	4,336
Loss on impairment of assets	1,702	—	1,702	—
Restructuring charges	—	—	—	6,045
Income tax expense	5,239	15,805	8,880	20,641
Non-GAAP net income	$1,932	$18,487	$10,896	$13,906

Non-GAAP net income attributable to common stockholders per common share — basic and diluted	$0.01	$0.06	$0.04	$0.05
Weighted-average common shares outstanding — basic	308,254,256	303,773,922	307,972,054	303,336,787
Weighted-average common shares outstanding — diluted	309,651,693	307,022,626	309,520,474	307,598,542